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Exhibit 4.1.(a)

Kenneth C. Cancellara
**
**
**

Amendments to Employment Contract

        Reference is made to the executive employment agreement (the "2003 Agreement") dated as of March 1, 2003 between you and Biovail Corporation ("Biovail"). By signing and returning the duplicate copy of this letter agreement (the "Amending Agreement") to Biovail, you and Biovail are agreeing to amend the 2003 Agreement as set out below to the extent expressly set out herein. Should there be any inconsistencies between the Agreement and this Amending Agreement, the terms of this Amending Agreement shall govern. The 2003 Agreement, as amended by this Amending Agreement remains in full force and effect and is referred to herein as the "Amended Agreement".

  1.
  Your main office will be located at the Biovail offices at 2 Bloor Street West, 18th Floor (the "Bloor Street Office") in Toronto. Secretarial and other support for this office will be provided at the discretion of Biovail. The transfer of any Biovail employees to the Bloor Street office must be approved by Biovail's Vice President, Corporate Human Resources.
  2.
  Biovail is prepared to accommodate your need for time away from the office to deal with family matters for up to one day per week, provided that you are able to discharge your responsibilities as set out in the Amended Agreement. The timing of your absences from the office will be subject to Biovail's requirements that you be available to it.
  3.
  The Amended Agreement shall continue in full force and effect until December 31, 2006, whereupon your employment with Biovail shall terminate with no right to any further payment or benefit from Biovail, including any further accrual of entitlement under any share compensation arrangement (for greater certainty, Section 1.03 of the 2003 Agreement is hereby amended accordingly).
  4.
  On the earlier of June 30, 2005 or the time at which you are advised that Biovail has hired a new General Counsel, you will no longer have the titles of General Counsel or Corporate Secretary. Thereafter, your title shall Senior Legal Counsel.
  5.
  You will report to the Board of Directors and will have dotted line responsibility to the General Counsel (at such time as a General Counsel is appointed). The board of directors (the "Board") of Biovail may direct that you will take direction from and report directly to the Board or to any committee or member of the Board with respect to any particular matter.

Biovail Corporation 7150 Mississauga Road Mississauga, Ontario Canada L5N 8M5	[ILLEGIBLE] 1.905.286.3000 1.905.286.3050 www.biovail.com

CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH "**".

AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

  6.
  You shall continue to discharge your duties as General Counsel and Corporate Secretary until the earlier of June 30, 2005 and that on which you are replaced as contemplated above, whereupon you shall continue to be responsible for such litigation in which Biovail is involved and such legal matters as Biovail may determine from time to time.
  7.
  The Severance Period shall be the lesser of 12 months and the balance of the term of your employment (as set out in Section 3 hereof) (for greater certainty, Section 2.01(a) of the 2003 Agreement is hereby amended accordingly).
  8.
  Section 2.01(b) is hereby deleted.
  9.
  Upon a Change of Control, you will be entitled to be paid the balance of the remuneration that would have been payable to you under Article 3 of the Amended Agreement. The existing provisions of Section 2.01(c) are hereby eliminated.
  10.
  In consideration of the covenants set out in this Amending Agreement, you agree that the amendments set out herein shall not give rise to any rights you may have under Section 2.01(b) of the 2003 Agreement or to any other rights except as set out in this Amending Agreement.
  11.
  You hereby confirm that you have the benefit of independent legal advice with respect to this Amending Agreement.
  12.
  This Amending Agreement shall be governed by the laws of Ontario and the federal laws of Canada applicable therein.
  13.
  This Amending Agreement may be executed in counterparts.

Yours Sincerely,
/s/ EUGENE MELNYK

I hereby agree with the foregoing, this 25th date of January, 2005

/s/ MIKE STEWART

Kenneth C. Cancellara	Witness
Biovail Corporation 7150 Mississauga Road Mississauga, Ontario Canada L5N 8M5 www.biovail.com

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Amendments to Employment Contract